UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 19, 2007

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20699	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2007, DATATRAK International, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain accredited investors (the "Purchasers") pursuant to which the Company agreed to sell, in a private placement (the "Private Placement") an aggregate of 1,986,322 of the Company's common shares ("Common Shares"), without par value, at a price of $4.75 per Common Share (the Common Shares sold in the Private Placement are referred to as the "Shares"). In addition, the Company agreed to issue to the Purchasers warrants to acquire a total 297,948 additional Common Shares (the "Purchaser Warrant Shares") at an exercise price of $6.00 per Common Share, and also issued warrants to purchase a total of 29,795 Common Shares (the "Placement Agent Warrant Shares", and with the Purchaser Warrant Shares, the "Warrant Shares") at an exercise price of $6.00 per Common Share to the placement agents who assisted the Company in the Private Placement. Each warrant is exercisable at any time within five years from the closing of the Private Placement (the "Closing").

Pursuant to the Purchase Agreement, the Company agreed to use reasonable best efforts to (i) file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "SEC") within 30 days from the Closing to register the resale of the Shares and the Warrant Shares, (ii) have the Registration Statement declared effective within 90 days after the Closing if the Registration Statement receives no SEC review or 120 days after the Closing if the Registration Statement receives SEC review and (iii) keep the Registration Statement effective until certain threshold dates. If the Registration Statement is not (i) filed with the SEC within 30 days from the Closing, (ii) declared effective by the applicable required date or (iii), except under certain limited circumstances, kept effective until the threshold dates, then the Company has agreed to pay the Purchasers damages in an aggregate amount of 1% of the purchase price for the Shares in the Private Placement for each month of such delay or failure, subject to an aggregate limit of 10% of the purchase price for the Shares in the Private Placement and certain other conditions.

In addition to the foregoing, the Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions.

The foregoing description of the Private Placement, the Warrants, and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 10.l and the Form of Warrant attached hereto as Exhibit 10.2 which exhibits are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On March 19, 2007, the Company issued and sold 1,986,322 Common Shares in connection with the consummation of the Private Placement to the Purchasers at a purchase price of $4.75 per Common Share. The terms of the financing included the issuance of five-year Warrants to purchase a total of 297,948 Common Shares at $6.00 per Common Share to the Purchasers, and the issuance of five-year Warrants to purchase a total of 29,795 Common Shares at $6.00 per Common Share to placement agents for the Private Placement. The aggregate offering price of the 1,986,322 Common Shares was approximately $9,435,030, and the placement agents were paid a commission of approximately $613,277 in the aggregate (equal to 6.5% of the aggregate offering price), plus the Warrants disclosed above, in connection with the Private Placement. Net proceeds to the Company after payment of such commissions and certain expenses of the placement agents were approximately $8.8 million.

The Shares were offered and sold in the Private Placement to accredited investors without registration under the Securities Act in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the securities issued in the Private Placement have not been registered under the Securities Act and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. Management made its determination regarding the availability of such exemptions based upon the facts and circumstances surrounding the Private Placement, including each Purchaser representing that it is an accredited investor as such term is used in Regulation D, the absence of general solicitation or general advertising in connection with the Private Placement, and the inclusion of restrictive legends on the certificates for the Shares.

Additional information regarding the Shares and the Private Placement is included under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01 Other Events.

On March 19, 2007, the Company issued a press release announcing that it had closed the Private Placement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Securities Purchase Agreement by and among the Company and the Purchasers named on Schedule A(3) thereto dated March 16, 2007.

10.2 Form of Warrant dated March 19, 2007.

99.1 Press release issued by the Company dated March 19, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

March 19, 2007	By:	/s/ Terry C. Black

Name: Terry C. Black
Title: Vice President of Finance, Chief Financial Officer, Tresurer and Assistant Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Securities Purchase Agreement by and among the Company and the Purchasers named on Schedule A(3) thereto dated March 16, 2007.
10.2	Form of Warrant dated March 19, 2007.
99.1	Press release issued by the Company dated March 19, 2007.